Exhibit 4.34

MEDIA SERVICES FRAMEWORK

AGREEMENT

Party A: China Southern Airlines Company Limited (中国南方航空股份有限公司)

Party B: Southern Airlines Culture and Media Co., Ltd. (中国南航集团文化传媒股份有限公司)

Party A includes China Southern Airlines Company Limited and its wholly-owned or controlled subsidiaries. Party B includes Southern Airlines Culture and Media Co., Ltd. and its wholly-owned or controlled subsidiaries.

Party A and Party B unanimously agreed to enter into the following framework agreement under the principle of fairness and mutual benefit:

Chapter 1 General Provisions

Article 1	The scope and content of media services referred to in this framework agreement shall include: exclusive advertising agency services for China Southern Airlines Company Limited and advertising agency services its wholly-owned and controlled subsidiaries; agency services for the planning, sourcing and production of the entertainment programmes on the flights, production services for the promotion channels, public relation services for recruitment, services relating to the display of publications and other media services.

Article 2	Advertising agency services refer to various services which Party A engages Party B to provide in accordance with the terms and conditions hereof for the purpose of establishing Party A’s corporate image and boosting the sales of Party A’s products and services relating to air passenger and cargo transportation. Advertising agency services include: the planning, agency distribution of domestic and overseas video, graphic and outdoor advertisement, as well as the design, production, distribution and agency of other forms of advertisement according to Party A’s promotion plan; the planning and undertaking of various public relations activities, promotions, surveys, exhibitions and shows; the design, production and promotion of the CI system of Southern Airlines; the design of packaging, decoration, environmental art, handicrafts and other industrial designs etc.; the design, production and sale of aviation souvenirs, advertising materials, promotion materials, promotional merchandise and corporate image products; the development of related cultural industries and other advertising matters.

Article 3	The agency services for the planning, sourcing and production of entertainment programmes on the flights of Party A refer to the planning and sourcing by Party B of all types of domestic and foreign movies, TV programmes, news, entertainment, finance, sport programmes and production of other related programmes, and provision of services related to in-flight entertainment to Party A as an agent of Party A.

Article 4	Provision of channel publicity and production services by Party B involves the planning, design, production and broadcasting of the promotional programmes according to Party A’s promotion demand and plan, and the broadcast and legal issuance of such programmes in the "CCTV-OUTLOOK" channel and other specified channels as agreed.

Article 5	The public relations services for recruitment provided by Party B are intended to develop the brand name and promote corporate image for Party A. Party B is responsible for the publicity and promotion of recruitment, on-site recruitment in various recruitment districts, logistics support for recruiment activities, execution of the activities, production and coordination of television programmes relating to recruitment, the sale of gifts relating to recruitment, as well as other recruitment-related services.

Article 6	The display services of publications refer to the services that Party A allows Party B to specifically implement the work of displaying the publications published and distributed by the subsidiaries of Party B in the premises owned by Party A. The newspapers and magazines published by Party B are important public opinion promotion tools of China Southern Air Holding Company in which they provide public opinion promotion services for the entire Southern Airlines.

Article 7	Party B provides publications to Party A for reading display; Party A will assist Party B to carry out the display of publications on a regular basis, at the same time it will strictly control the number and type of in-flight publications. Publications not bearing a “National Uniform Publication Number” are not allowed to be displayed in the cabins belonging to Party A and other public areas.

Chapter 2 Rights and Obligations

Article 8 Rights of Party A

1.	Party A is entitled to formulate and adjust the annual advertisement agency programme, the planning, sourcing and production of the contents of the entertainment programmes on the flights of Party A, the recruitment and display of publications according to its operational needs, and shall have the right to request Party B to implement them according to the plans.

2.	Party A is entitled to decide on the content, format, media, coverage, word count, layout, starting and ending time and other matters of its advertising and promotion according to its operational needs, and inform Party B the above decisions as per the annual plan, and for ad hoc items, it shall inform Party B 30 days in advance.

3.	In accordance with Party A’s procurement requirements, Party A is entitled to participate in the media procurement and price negotiations held by Party B in relation to Party A’s engagement, and to decide whether to accept the results of the negotiations.

4.	Party A shall have the right to request Party B to provide high-quality advertisement design, production, release and agency services in conformity with the image of Party A.

5.	It is Party A’s right to review and approve Party B’s design, production and quotation of advertising projects. In the event that Party B’s advertising design or production fails to meet Party A’s requirements, or Party B’s quotation is higher than the market price, Party A may choose a third party’s advertising service.

6.	Party A shall have the right to review and examine the advertisement produced by Party B before the advertisement is released.

7.	If Party B fails to complete the projects in accordance with the quality and deadline requirements of Party A, Party A is entitled to claim financial compensation from Party B.

8.	In terms of the agency services relating to planning, sourcing and production of in-flight entertainment programmes and public relations services relating to recruitment, Party A may require Party B to submit the content framework and work plan to obtain its written consent before implementation.

Article 9 Obligations of Party A

1.	In order to facilitate Party B to handle advertising matters hereunder as Party A’s agent, Party A shall provide Party B with the business license, aviation transportation operation permit, proof of authenticity of the advertisement content and other relevant information required in accordance with the Advertisement Law of the People's Republic of China.

2.	Party A shall be responsible for the authenticity of the advertisement content provided by it.

3.	In case Party B breaches the Agreement due to reasons on the part of Party A, the legal and financial responsibilities arising therefrom shall be borne by Party A.

4.	Party A shall assist Party B to perform this Agreement in accordance with the applicable listing rules of the stock exchange where its shares are listed (hereinafter referred to as the Listing Rules).

Article 10 Party B’s Rights

1.	Party B shall be the exclusive advertising agency of Party A in accordance with the conditions stipulated herein. In the event that Party B’s advertising design or production fails to meet Party A’s requirements, or Party B’s quotation is higher than the market price, Party B agrees to give up the right of exclusive advertising agency in respect of such advertising projects, and Party A may choose a third party’s advertising agency service.

2.	Party B shall have the right to put forward its own proposals for the advertising plan made by Party A.

3.	It is Party B’s right to examine the authenticity of the advertisement content provided by Party A, and refuse to act as an agent for advertisements with misrepresentation or incomplete supporting documents.

4.	Party B is entitled to agency fees for the services it provided in accordance with this Agreement.

Article 11 Party B’s Obligations

1.	Party B undertakes that it has obtained the approval documents and qualifications required to provide the services specified herein, and that its execution and performance of this Agreement does not violate the provisions of applicable laws, regulations and rules. Party B shall assist Party A to perform this Agreement in accordance with the applicable listing rules of the stock exchange where its shares are listed (hereinafter referred to as the Listing Rules).

2.	Party B shall provide services in a timely manner in strict compliance with Party A's annual business plan or written instructions in respect of individual entrustment specifying the service content. Party B shall be solely responsible for any liability arising from its act beyond the scope authorized by Party A.

3.	Party B shall, upon receipt of the entrustment notice from Party A, complete the project plan in accordance with the requirements of Party A within the specified time, and submit the plan to Party A for examination and approval before arranging to implement.

4.	Party B shall be responsible for the legality of the advertisement produced by it. In case any third party alleges that Party B’s advertisement infringes their copyright, portrait right or any other rights and interests, any tort liability arising therefrom shall be borne by Party B.

5.	Party B shall, pursuant to this Agreement, be responsible for the whole process of the selection of media or media agent, negotiation, procurement, execution and supervision, conduct media evaluation and purchase, and release advertisements in a timely manner. Party B shall develop a supplier procurement management system, setting out detailed rules regarding the media supplier selection, negotiation, procurement and implementation process, defining the qualification standards, asset size and creditworthiness of the supplier, and clearly specifying the process of advertising procurement and contract execution and performance. Party B shall comply with the rules and regulations for procurement, carefully select the advertising supplier of appropriate size with extensive experiences.

6.	After the release of Party A's advertisement that Party B acted as an agent, Party B shall track and monitor the actual release results of that advertisement, and provide a monitoring report to Party A according to the progress of the project. As part of the settlement basis for both parties, the monitoring report shall include but not limited to the summary of advertising, such as the position of advertisement, date and time period of release, form, specifications and quantity of advertising; photos, pictures and other supporting materials; difference between actual and scheduled broadcasting time, and reasons; and population exposed to the advertisement. Both parties may, according to the actual situation, stipulate the specific time, form and content of the monitoring report in the advertising agency agreement.

7.	Party B shall keep confidential the advertising projects entrusted by Party A and must not disclose or release to any third party without Party A’s permission. In case Party A’s advertising information is leaked in advance due to reasons attributable to Party B, Party B shall assume all legal liabilities or financial losses arising therefrom.

8.	Party B shall be responsible for the legality of the advertisements that it releases using the advertising media of Party A, any legal disputes attributable to Party B during the release process shall be resolved by Party B; for any legal disputes not attributable to Party B, Party B shall actively assist Party A to handle them while effectively keep Party A’s image intact.

9.	Where Party B uses Party A’s aircraft (including the exterior and interior of the aircraft) as advertising media, on top of guaranteeing the fitness for flight of the aircraft, the content, format and position of its advertisement must satisfy the overall layout and business philosophy of Party A, and without interfering with Party A’s normal operation.

10.	Party B shall, in line with the principle of mutual benefit, provide Party A with newspapers and magazines for passengers’ reading in the cabin; as subsidiaries of Party B, the sponsors of those media based on their initial founding concept, has ever since assumed the role of publicizing and promoting China Southern Air Holding Company and its members. As Party A is the key member of China Southern Air Holding Company, the subsidiaries of Party B shall publicize Party A’s airlines and airline developments in their main media.

11.	Where Party B places advertisements in Party A’s in-flight TV and movie programmes, facilities or other media, the additional production costs incurred therefrom shall be borne by Party B. Party B agrees to enter into another agreement with Party A to determine the distribution of revenues and expenses derived from public relations services relating to recruitment.

12.	Where Party A purchases custom gifts from Party B, Party B shall design and produce the gifts according to Party A’s specifications and print the logo of Party A on the gifts.

Chapter 3 Copyright of Advertisement

Article 12	The copyright of all advertisements produced by Party B for Party A pursuant to this Agreement shall be reserved by Party A. Party B must not use those advertisements for the purposes other than those stipulated herein without the consent of Party A.

Chapter 4 Annual Cap for Media Services

Article 13	Party A and Party B agree that the annual caps for the media services hereunder for 2016, 2017 and 2018 shall be RMB118.5 million, respectively.

Article 14	The actual transaction amount of both parties shall be subject to the amount determined in the individual business contract entered into by both parties, provided that the actual media services fees for each year shall not exceed the annual cap stipulated herein. Party A and Party B shall comply with the applicable requirements of the Listing Rules in the course of performing this Agreement.

Chapter 5 Determination and Payment of Media Services Fees

Article 15	The pricing or charge standards of services under this Agreement are based on prevailing market price and agreed upon between both parties for each transaction via arm's length negotiations.

Article 16	The “market price” referred to herein is defined as the price set by business operators independently and determined through market competition.

Article 17	The market price shall be determined in the following sequence:

1.	the price at which the same types of services are provided by independent third parties in the ordinary course of business in the same areas or regions in close proximity thereto; or

2.	the price at which the same types of services are provided by independent third parties in the ordinary course of business within China.

Article 18	Both parties shall review the pricing standards and payment methods of the next fiscal year with reference to the relevant services to be provided as agreed herein by 31 December of each of the next three years, and enter into a supplemental agreement. In the event that both parties fail to agree on the terms of the supplemental agreement by the said date, the pricing standards and payment methods of current year shall apply to the next fiscal year.

Article 19	After Party A and Party B reach an agreement on the specific media services, Party A shall authorize its business unit to send a “Customer Confirmation Slip” to Party B, and enter into an individual media services contract, pursuant to which Party A will pay the services fees. Party B undertakes that the media services fees are charged on the basis of the market price of the same types of services acceptable to Party A.

Chapter 6 Validity and Modification of the Agreement

Article 20	This Agreement shall be effective from 1 January 2016 to 31 December 2018.

Article 21	Unless otherwise provided or required by the Listing Rules applicable to Party A, both parties may agree in writing to extend this Agreement thirty days prior to the expiration of this Agreement.

Article 22	During the term of this Agreement, Party A and Party B may, through consultation, agree to modify or supplement this Agreement.

Article 23	During the term of this Agreement, Party A and Party B may, through consultation, agree to terminate this Agreement in writing subject to a 30-day notice to the other party.

Chapter 7 Liabilities for Breach of the Agreement

Article 24	Party A and Party B shall strictly fulfill their respective obligations under this Agreement, failing to do so will constitute a breach of contract, and the party in breach shall assume the liability for breach of contract in accordance with the applicable provisions of the Contract Law of the People's Republic of China.

Chapter 8 Miscellaneous

Article 25	The execution, performance and interpretation of this Agreement and the settlement of disputes shall be governed by the laws of the People's Republic of China.

Article 26	This Agreement is made in four counterparts with two copies held by each party, which shall have the same legal effect.

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Party A: China Southern Airlines Company Limited

Signature:

Date:

Party B: Southern Airlines Culture and Media Co., Ltd.

Signature:

Date:

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